Exhibit 99.1
STANLEY BLACK & DECKER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION
On March 12, 2010 (the “merger date”), a wholly owned subsidiary of The Stanley Works was merged with and into The Black & Decker Corporation, with the result that Black & Decker became a wholly owned subsidiary of The Stanley Works. As part of the Merger, Black & Decker stockholders received 1.275 shares of Stanley stock for each share outstanding as of the merger date. All of the outstanding Black & Decker shares and equity - based awards were exchanged for Stanley shares and equity awards as part of the Merger. Fractional shares generated by the conversion ratio were cash settled for $0.3 million. After the exchange was completed, pre-merger Stanley shareowners retained ownership of 50.5% of the combined company. In conjunction with the Merger, the name of Stanley was changed to Stanley Black & Decker, Inc. (the “Company”).
The unaudited pro forma condensed combined balance sheet assumes that the Merger took place on January 2, 2010 and combines Stanley’s audited January 2, 2010 consolidated balance sheet with Black & Decker’s audited December 31, 2009 consolidated balance sheet.
The unaudited pro forma condensed combined statement of income for the fiscal year ended January 2, 2010 assumes that the Merger took place on January 4, 2009, the first day of Stanley’s 2009 fiscal year. As such, Stanley’s audited consolidated statement of income for the fiscal year ended January 2, 2010 has been combined with Black & Decker’s audited consolidated statement of income for the fiscal year ended December 31, 2009.
The historical consolidated financial information of Stanley and Black & Decker have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:
•
Separate historical financial statements of Stanley as of and for the fiscal year ended January 2, 2010 and the related notes included in Stanley’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010; and

•
Separate historical financial statements of Black & Decker as of and for the fiscal year ended December 31, 2009 and the related notes included in Black & Decker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Both pro forma financial statements use Stanley’s period-end dates and no adjustments were made to Black & Decker’s information for its slightly different year end date.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined Company’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined Company. There were no material transactions between Stanley and Black & Decker during the periods presented in the unaudited pro forma condensed combined financial statements that needed to be eliminated.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which requires, among other things, the assets acquired and liabilities assumed to be recognized at their fair values at the merger date. The Company’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results from operations. The finalization of the Company’s purchase accounting assessment will result in changes in the valuation of assets and liabilities acquired which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with Accounting Standards Codification (“ASC”) Topic 805-10, “Business Combinations – Overall” (“ASC 805-10”), but in no event later than one year following the merger date. The purchase price allocation for Black & Decker is preliminary in all respects. Adjustments are possible pertaining to the following, among other items:
•	Intangible assets — pending finalization of valuation efforts for acquired intangible assets.
•	Property, plant, and equipment —completion of physical observations of property, plant and equipment and valuation efforts to determine their fair value.

•	Environmental remediation, income tax contingencies, product liability and other risk insurance reserves — completion of the assessment of these matters.
•	Tax liabilities relating to the repatriation of unremitted earnings — As of December 31, 2009 Black & Decker had not provided for income taxes on unremitted earnings of approximately $2.1 billion from its international subsidiaries. Concurrent with the Merger the Company has made a determination to repatriate certain of these unremitted earnings, making such amounts subject to both U.S. income and foreign withholding taxes. The Company is in the process of determining the tax consequence of such repatriation in accordance with ASC Topic 740-30, “Other Considerations or Special Areas — Income Taxes” (“ASC 740-30”), and therefore no tax liability has currently been provided.
•	Other income tax assets and liabilities
•	Pensions and other post-employment benefits — pending finalization of actuarial reviews as of the merger date.
The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to combine the operations of Stanley and Black & Decker or the costs necessary to achieve these cost savings, operating synergies and potential revenue enhancements.

STANLEY BLACK & DECKER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE TWELVE MONTHS ENDED JANUARY 2, 2010

					Pro Forma		Pro Forma
	Stanley	Black & Decker	Reclassifications		Adjustments		Combined
	(in millions, except per share amounts)
Net sales	$3,737.1	$4,775.1	$—		$—		$8,512.2
Costs and expenses:
Cost of sales	2,228.8	3,188.6	—		3.4	(E)	5,420.8
Selling, general and administrative expenses	1,015.5	1,269.5	(26.3)(B	)(D)	28.1	(F)	2,286.8
Other, net	135.2	(4.8)	26.3(B	)(D)	63.8	(H)	220.5
Merger-related expenses	16.8	55.7	—		(72.5	)(I)	—
Restructuring charges and asset impairments	40.7	11.9	—		—		52.6
Gain on debt extinguishment	(43.8)	—	—		—		(43.8)
Interest expense (net of interest income)	60.6	83.8	—		(47.4	)(G)	97.0

	3,453.8	4,604.7	—		(24.6)		8,033.9
Earnings from continuing operations before income taxes	283.3	170.4	—		24.6		478.3
Income taxes	54.5	37.9	—		4.9	(J)	97.3

Net earnings from continuing operations	228.8	132.5	—		19.7		381.0
Less: Net earnings attributable to non-controlling interests	2.0	—	—		—		2.0

Net earnings from continuing operations attributable to Stanley/Black & Decker	$226.8	$132.5	$—		$19.7		$379.0

Basic earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.84	$2.18				(K)	$2.39

Diluted earnings per share of common stock from continuing operations attributable to Stanley/Black & Decker	$2.82	$2.17				(K)	$2.37

Weighted average common shares outstanding:
Basic	79.8	59.6				(K)	158.3

Diluted	80.4	59.9				(K)	159.9

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in
Note 6 and Note 7, respectively.

STANLEY BLACK & DECKER, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JANUARY 2, 2010

			Pro Forma		Pro Forma		Pro Forma
	Stanley	Black & Decker	Reclassifications		Adjustments		Combined
	(in millions)
Assets:
Current Assets:
Cash and cash equivalents	$400.7	$1,083.2	$—		$(0.3	)(L)	$1,483.6
Accounts and notes receivable, net	532.0	832.8	—		—		1,364.8
Inventories	366.2	777.1	—		182.4	(M)	1,325.7
Other current assets	113.0	308.8	—		—		421.8

Total Current Assets	1,411.9	3,001.9	—		182.1		4,595.9
Property, plant and equipment	1,494.5	1,592.7	119.9	(C)	(1,219.6	)(N)	1,987.5
Less: accumulated depreciation	(918.6)	(1,119.3)	(100.3	)(C)	1,219.6	(N)	(918.6)

	575.9	473.4	19.6		—		1,068.9
Goodwill	1,818.4	1,230.0	—		2,232.9	(O)	5,281.3
Trade names, net	331.1	—	197.9	(A)	1,312.6	(P)	1,841.6
Customer relationships, net	413.4	—	51.2	(A)	457.4	(P)	922.0
Other intangible assets, net	31.9	—	11.9	(A)	107.7	(P)	151.5
Other assets	186.5	789.9	(280.6	)(A)(C)	(279.4	)(Q)	416.4

Total Assets	$4,769.1	$5,495.2	$—		$4,013.3		$14,277.6

Liabilities and Shareowners’ Equity:
Current Liabilities:
Short-term obligations	$90.4	$—	—		$175.0	(S)	$265.4
Current maturities of long-term debt	208.0	—	—		—		208.0
Accounts payable	410.1	403.2	—		—		813.3
Accrued expenses	483.5	792.7	—		16.8	(R)	1,293.0

Total Current Liabilities	1,192.0	1,195.9	—		191.8		2,579.7
Long-term debt	1,084.7	1,715.0	—		(58.2	)(S)	2,741.5
Post-retirement benefits	136.7	760.4	—		64.9	(U)	962.0
Other long-term liabilities	344.2	524.8	—		458.0	(T)	1,327.0

Total Liabilities	2,757.6	4,196.1	—		656.5		7,610.2
Shareowners’ Equity:
Common stock, Stanley (*)	230.9	30.8	—		165.9	(V)	427.6
Par value $2.50 per share
Authorized 200,000,000 shares
Issued 92,343,410 shares
Outstanding 80,478,624 shares
Additional paid in capital	126.7	119.1	—		4,340.1	(W)	4,585.9
Retained earnings	2,295.5	1,622.0	—		(1,622.0	)(X)	2,295.5
Other shareowners’ equity	(667.0)	(472.8)	—		472.8	(Y)	(667.0)
Non-controlling interest	25.4	—	—		—		25.4

Total Shareowners’ Equity	2,011.5	1,299.1	—		3,356.8		6,667.4

Total Liabilities and Shareowners’ Equity	$4,769.1	$5,495.2	$—		$4,013.3		$14,277.6

(*)	On a pro forma combined basis, share information is as follows: Authorized 300,000,000 shares; Issued 170,846,853 shares; Outstanding 158,982,067 shares.
See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in
Note 6 and Note 8, respectively.

STANLEY BLACK & DECKER, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
1. Description of Transaction:
On March 12, 2010, pursuant to the Agreement and Plan of Merger dated November 2, 2009 (the “merger agreement”), Stanley merged with Black & Decker, whereby, Black & Decker became a wholly owned subsidiary of Stanley. Each share of Black & Decker common stock issued and outstanding immediately prior to the completion of the merger was converted into the right to receive 1.275 shares of Stanley common stock (and associated Series A Junior Participating Preferred Stock purchase rights) with cash paid in lieu of fractional shares. Based on the closing price of Stanley common stock on the merger date, the consideration received by Black & Decker shareholders in the merger totaled $4.656 billion in the aggregate.
Each outstanding Black & Decker stock option was converted pursuant to the merger agreement into a stock option to acquire shares of Stanley common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Stanley common stock underlying each converted Black & Decker stock option was determined by multiplying the number of shares of Black & Decker common stock subject to such stock option immediately prior to the completion of the merger by the 1.275 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Black & Decker stock option was determined by dividing the per share exercise price of such stock option by the 1.275 exchange ratio, and rounding up to the nearest whole cent (each option, as so adjusted, an “adjusted option”). The fair value of the adjusted options, whether vested or unvested, was recorded as part of the purchase consideration transferred, as detailed in Note 4, Consideration Transferred, to the extent that pre-merger services had been rendered. The remainder of the fair value of the unvested options will be recorded as compensation expense as future vesting occurs in the periods following the merger.
All Black & Decker unvested restricted shares and restricted stock units outstanding at the merger date were converted into Stanley restricted shares or Stanley restricted stock units, as applicable, at the 1.275 exchange ratio, and continued on the same terms and conditions as were in effect immediately prior to the completion of the merger. The fair value of the converted unvested restricted shares and restricted stock units was $57.86 per unit or share. To the extent the fair value was attributable to pre-merger service, it was recorded as part of the purchase consideration transferred, and the remainder will be recorded as compensation expense as future vesting occurs in the periods following the merger.
2. Basis of Presentation:
The merger is accounted for under the acquisition method of accounting in accordance with ASC 805-10. The Company is accounting for the transaction by using Stanley historical information and accounting policies and adding the assets and liabilities of Black & Decker as of the merger date at their respective fair values. Pursuant to ASC 805-10, under the acquisition method, the total purchase price (consideration transferred) as described in Note 4, Consideration Transferred, was measured as of the merger date using the market price of Stanley common stock at that time. The assets and liabilities of Black & Decker have been measured at fair value based on various assumptions that The Company’s management believes are reasonable utilizing information as of the merger date.
The process for measuring the fair values of identifiable intangible assets and certain tangible assets requires the use of significant assumptions, including future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities of Black & Decker as of the merger date was allocated to goodwill in accordance with ASC 805-10.
For purposes of measuring the fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, the Company used the guidance in ASC Topic 820-10, “Fair Value Measurement and Disclosure — Overall” (“ASC 820-10”), which established a framework for measuring fair values. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820-10, fair value measurements for an asset assume the highest and best use of that asset by market participants.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of $350 million in annual cost savings by the end of the third year following the merger. These savings are expected primarily from selling, general and administrative functions, procurement of materials and freight, as well as distribution and plant facility consolidation. Although management expects that costs savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect restructuring and integration charges associated with the expected cost savings, which are estimated to be approximately $400 million over a period of three years, with the majority recognized in earnings in the first year following the merger. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the merger in accordance with applicable GAAP standards (ASC 420-10, “Exit or Disposal Cost Obligations — Overall”). As described in Note 7, Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income Item I, there were $73 million of non-recurring merger-related costs incurred in 2009 that were removed in the unaudited pro forma condensed combined statement of income. Additionally, the unaudited pro forma condensed combined statement of income does not reflect expense pertaining to a potential $45 million cash bonus which may be earned by Mr. Archibald (former Chairman, President and Chief Executive Officer of Black & Decker, and current Chairman of Stanley Black & Decker, Inc.) over a three year period because it is contingent upon achievement of $350 million in annual cost savings. Inventory step-up amortization amounting to $171 million is also excluded from the unaudited pro forma condensed combined statement of income because it is a non-recurring charge associated with the initial turn of the Black & Decker inventory pertaining to its adjustment to fair value in purchase accounting. The estimated aggregate pre-tax and after-tax charges that are excluded from the unaudited pro forma condensed combined statement of income for the previously discussed matters total approximately $540 million and $405 million, respectively.
3. Accounting Policies
The unaudited pro forma condensed combined financial statements reflect adjustments to conform Black & Decker’s results to Stanley’s accounting policies for post-retirement defined benefit plans with respect to utilization of the actual fair value of pension plan assets to determine the expected return on plan assets element of the net periodic pension cost, as opposed to the Black & Decker policy of using the market-related value of plan assets which entails an averaging methodology, and additionally to conform the mortality assumptions. As review of Black & Decker policies progresses, it is possible that other policy differences may be identified.
4. Consideration Transferred
The components of consideration transferred for the Merger with Black & Decker were as follows:

	Conversion
	Calculation	Fair Value
	(in millions, except per share amounts)
Number of shares of Black & Decker common stock outstanding as of March 12, 2010	61.571
Multiplied by Stanley’s stock price as of March 12, 2010 multiplied by the exchange ratio of 1.275 ($57.86* 1.275)	$73.77	$4,542.2

Fair value of the vested and unvested stock options pertaining to pre-merger service issued to replace existing grants at closing (a)		91.7
Fair value of unvested restricted shares and restricted stock units pertaining to pre-merger service issued to replace existing grants at closing (a)		12.2
Other vested equity awards (a)		9.8
Cash paid to settle fractional shares		0.3

Total fair value of consideration transferred		$4,656.2

(a)
As part of the Merger the Company exchanged the pre-merger equity awards of Black & Decker for Stanley Black & Decker equity awards. Under ASC 805, the fair value of vested options and the earned portion of unvested options, restricted stock awards and restricted stock units are recognized as consideration paid. The remaining value relating to the unvested and unearned options, restricted share awards and restricted stock units will be recognized as future stock-based compensation.

Assumptions used for the valuation of Black & Decker stock options:

Stock price	$57.86
Post conversion strike price	$23.53 - $74.11
Average expected volatility	32%

Dividend yield	0.7%
Weighted average risk-free interest rate	1.4%
Weighted average expected term	2.9 years
Average fair value per option	$18.72
The expected volatility is based on two equally weighted components which include the average historical volatility based on daily observations and duration consistent with the expected life assumption, and the market implied volatility of traded options. The average expected term of the option is based on historical employee stock option exercise behavior as well as the remaining contractual exercise term. The risk-free interest rate is based on U.S. treasury securities with maturities equal to the expected life of the option.
5. Assets Acquired and Liabilities Assumed:
The following summarizes the assets acquired and the liabilities assumed by Stanley in the merger, assuming the merger took place on January 2, 2010, reconciled to the consideration transferred:

(in millions)
Net book value of net assets acquired at December 31, 2009	$1,299.1
Less: Black & Decker historical intangible assets	(261.0)
Less: Black & Decker historical goodwill	(1,230.0)

Adjusted book value of net assets acquired	$(191.9)

Adjustments to:
Inventory	182.4
Identifiable intangible assets	2,138.7
Other assets	(279.4)
Accrued expenses	(16.8)
Debt	(116.8)
Post-retirement benefits	(64.9)
Other long term liabilities	(458.0)
Goodwill	3,462.9

Total adjustments	$4,848.1

Consideration transferred	$4,656.2

The following is a discussion of the adjustments made to Black & Decker’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements.
Inventory: The adjustment to inventory is comprised of two elements: there was an increase to inventory to adjust LIFO inventories to the current cost basis in the amount of $11.9 million and there was a fair value adjustment to inventory (“inventory step-up”) in the amount of $170.5 million.
Identifiable intangible assets: Identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method.
The estimated fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

		Weighted Average
	Fair Value	Useful Life
	(in millions)
Trade names (indefinite-lived)	$1,361.0	N/A
Trade names (definite-lived)	149.5	14
Customer relationships	508.6	16
Licenses, technology, and patents	119.6	11

	$2,138.7

The impact of the amortization expense on operating results for the first five years following the merger, and thereafter, is as follows:

Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
$74.2	$77.3	$78.0	$73.6	$69.4	$405.2
See Note 7, Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income, Item H and Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item P.
Other assets: Black & Decker had $7.5 million of unamortized debt issuance costs which were adjusted to zero in the unaudited pro forma condensed combined financial statements as there were no future economic benefits associated with these assets. Additionally, $271.9 million of deferred tax assets were reclassified from Other assets to Other long-term liabilities due to a shift in the net long-term deferred tax position with the respective tax authorities associated with recording deferred tax liabilities on certain purchase accounting adjustments. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item Q.
Accrued expenses: The adjustment relates to certain Black & Decker employee incentive plan benefit amounts that became payable as a result of the merger pursuant to the terms of the existing change-in-control contractual arrangements, and is net of amounts already included in Black & Decker’s balance sheet as of December 31, 2009. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item R.
Debt: Debt has been measured at its fair value as of the merger date. Additionally, as noted above in Other assets, Black & Decker’s unamortized debt issuance costs, classified as Other assets, have been adjusted to zero in the unaudited pro forma condensed combined balance sheet.
Post-retirement benefits: Black & Decker sponsors defined benefit pension plans in the U.S., and various other countries, as well as a post-retirement medical plan in the U.S. The adjustment to increase the Black & Decker post-retirement benefit liabilities is comprised of an enhancement of an executive retirement plan stemming from contractual change in control provisions, and conforming the Black & Decker mortality assumptions. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item U.
Other long-term liabilities: Adjustments were made for deferred taxes as part of the accounting for the Merger. The $455.0 million deferred tax adjustment included in other long term liabilities above reflects the deferred tax liability impact of the merger on the balance sheet, primarily related to fair value adjustments for acquired inventory, intangibles, post retirement and employee benefits, and debt, and is primarily U.S. based. This is net of the previously discussed $271.9 million of deferred tax assets reclassified from other assets. See Note 8, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item T.
As of December 31, 2009 Black & Decker had not provided for income taxes on unremitted earnings of approximately $2.1 billion from its international subsidiaries. Concurrent with the Merger the Company has made a determination to repatriate certain of these unremitted earnings, making such amounts subject to both U.S. income and foreign withholding taxes. The Company is in the process of determining the tax consequence of such repatriation in accordance with ASC 740-30 and therefore no tax liability has currently been provided.
Goodwill: Goodwill is calculated as the difference between the merger date fair value of the consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing, on at least an annual basis.
6. Reclassifications:
Certain reclassifications have been made to the historical financial statements of Black & Decker to conform to Stanley’s presentation as follows:
Item (A): Intangible assets are included in Other assets on Black & Decker’s historical balance sheet. This adjustment reclassifies the net book value of Black & Decker’s historical intangible assets to the respective intangible asset captions to conform to Stanley’s presentation.

Item (B): Amortization of intangible assets in the amount of $10.4 million is included within Selling, general and administrative expenses in Black & Decker’s historical Consolidated Statement of Income for the year ended December 31, 2009. This adjustment reclassifies such amortization expense to Other, net to conform to Stanley’s presentation.
Item (C): Capitalized software is included within Other assets in Black & Decker’s historical balance sheet. This adjustment reclassifies the Black & Decker historical capitalized software and accumulated amortization to Property, plant and equipment to conform to Stanley’s presentation.
Item (D): Environmental expense in the amount of $15.9 million is included within Selling, general and administrative expenses in Black & Decker’s historical Consolidated Statement of Income for the year ended December 31, 2009. This adjustment reclassifies such environmental expense to Other, net to conform to Stanley’s presentation.
7. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Income:
Item (E): Adjustment to Cost of sales relates to Black & Decker’s pension and post-retirement medical plans in the amount of $3.4 million. The adjustment to Black & Decker’s pension and post-retirement medical plans reflects an increase to expense to update the return on plan assets element of the net periodic plan cost and to a minor extent the mortality assumptions to conform to Stanley policies as discussed in Note 3, and is partially offset by reductions in the expense to remove the Black & Decker historical prior service cost and actuarial loss amortization. The allocation of the adjustment between Cost of sales and Selling, general and administrative expenses is based on the distribution of benefits between production and salaried/functional employees who are covered by such defined benefit plans. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item U.
Item (F): Adjustments to Selling, general and administrative expenses are comprised of the following (in millions):

Year Ended
January 2, 2010
Executive benefits (a)	$17.2
Adjustment for Black & Decker’s pension and post-retirement plans (b)	10.9

$28.1

(a)
Amounts relate to the impact of a merger restricted stock unit (“RSU”) grant and incremental cash compensation benefits received by Mr. Loree, the impact of a merger option grant received by Mr. Archibald and the impact of incremental cash compensation benefits received by Mr. Lundgren, the impact of a merger related grant received by other key executives, compensation for additional board members and retention benefits for certain executives. These items are included in the unaudited pro forma condensed combined statement of income as the amounts have a continuing impact on earnings. Under the terms of Mr. Lundgren’s merger RSU grant (pursuant to the employment agreement that became effective on March 12, 2010) he is entitled to retain, and would immediately vest in, the merger RSU’s in the event that he retires at any time after the merger completion date. Additionally, several other key executives are retirement eligible under the terms of their grants. No amount is included in the unaudited pro forma condensed combined statement of income for Mr. Lundgren or the retirement-eligible several other key executives’ merger RSU grants, which have a fair value of $23 million, because these grants will be immediately expensed in the period following the merger and accordingly will not have a continuing impact on earnings. Additionally, the unaudited pro forma condensed combined statement of income does not reflect expense pertaining to a potential $45 million cash bonus which may be earned by Mr. Archibald over a three year period because it is contingent upon achievement of $350 million in annual cost savings.

(b)
The adjustment to Black & Decker’s pension and post-retirement medical plan cost reflects an increase to expense to update the return on plan assets element of the net periodic plan cost and to a minor extent the mortality assumptions to conform to Stanley policies as discussed in Note 3, partially offset by reductions in the expense to remove the Black & Decker historical prior service cost and actuarial loss amortization. The allocation of the adjustment between Cost of sales and Selling, general and administrative expense is based on the distribution of benefits between production and salaried/functional employees who are covered by such defined benefit plans. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item U.

Item (G): Adjustments to Interest expense, net of interest income, are comprised of the following (in millions):

Year Ended
January 2, 2010
Eliminated interest expense due to repayment of certain Black & Decker long term debt (a)	$(2.4)
Interest expense due to the refinancing of Black & Decker long term debt with commercial paper (b)	2.0
Amortization of Black & Decker debt fair value adjustment (c)	(47.0)

$(47.4)

(a)	This adjustment reflects the elimination of Black & Decker’s interest expense related to its $175 million long term debt repaid through the issuance of commercial paper under Stanley’s pre-existing facility. The interest rate on this debt, which was issued in March and April 2008, is LIBOR plus 1.125% per annum.

(b)	This adjustment reflects the additional interest expense incurred by the Company assuming the repayment of the Black & Decker debt funded through the issuance of commercial paper under Stanley’s pre-existing facility, at an interest rate of approximately 1.16% per annum.

(c)	This adjustment represents the amortization of the fair value adjustment related to Black & Decker’s long-term debt over its 5.9 year remaining weighted-average life. Debt is required to be measured at fair value in purchase accounting and the related presentation in the pro forma condensed combined financial statements. See Note 8, Adjustments to Pro Forma Condensed Combined Balance Sheet, Item S.
Item (H): Adjustments to Other, net related to the following (in millions):

Year Ended
January 2, 2010
New intangible asset amortization	$74.2
Eliminate Black & Decker’s historical intangible asset amortization	(10.4)

$63.8

Item (I): Adjustment to eliminate merger-related costs that were incurred during 2009 which are non-recurring, comprised of the following (in millions):

Year Ended
January 2, 2010
Black & Decker compensation expense recognized at deal announcement due to vesting provisions	$(47.3)
Black & Decker fees for advisory, legal, and accounting services	(8.4)
Stanley fees for advisory, legal, and accounting services	(16.8)

$(72.5)

Item (J): The Company has reflected the applicable tax provision on the pro forma adjustments presented in the unaudited pro forma condensed combined statement of income. The pro forma adjustments primarily pertain to the U.S. tax jurisdiction where a 35.0% federal income tax rate is generally applicable. However, certain executive compensation-related pro forma adjustments, as well as merger-related transaction costs that were removed from the historical results, have limitations on permitted tax benefits. Accordingly, the aggregate tax provision reflected in the unaudited pro forma condensed combined statement of income amounts to $4.9 million.
Item (K): The following table summarizes the computation of the unaudited pro forma combined weighted-average basic shares outstanding, weighted-average participating securities outstanding, and weighted-average dilutive shares outstanding. These three amounts are used in the calculation of earnings per share.

Year Ended
January 2, 2010
Historical Stanley weighted-average common shares	79,788
Black & Decker shares outstanding at March 12, 2010, converted at 1.275 exchange ratio	78,503

Weighted-average basic shares outstanding	158,291

Historical Stanley weighted-average participating securities	115
Historical Black & Decker weighted-average restricted shares and units	392

Weighted-average participating securities outstanding	507

Historical Stanley weighted-average diluted shares outstanding	608
Historical Black & Decker weighted-average diluted shares outstanding	504
Dilution for RSUs issued to Messrs. Lundgren and Loree and other key executives upon closing of the merger	452

Weighted-average diluted shares outstanding	1,564

Total dilutive shares outstanding	159,855

The following table reconciles the weighted-average shares outstanding used to calculate basic and diluted earnings per share.

Year Ended
January 2, 2010
Numerator
Net earnings from continuing operations attributable to Stanley Black & Decker	$379.0
Less earnings attributable to participating RSUs	1.2

Net earnings-basic	$377.8
Net earnings-dilutive	$379.0
Denominator
Weighted average basic shares outstanding	158.3
Dilutive effect of options and awards	1.6

Weighted average diluted shares outstanding	159.9
Earnings per share of common stock
Basic	$2.39
Dilutive	$2.37
The following weighted-average stock options, warrants, and equity purchase contracts to purchase the combined company’s common stock, were outstanding but were not included in the computation of diluted shares because the effect would be anti-dilutive (in millions):

Year Ended
January 2, 2010
Number of stock options (1)	10.6
Number of stock warrants	4.9
Number of shares related to equity purchase contracts	5.9
(1) Included within this pro forma amount are 1 million options granted to Mr. Archibald on the merger date that are not dilutive as these options were issued with a strike price equal to the fair value of the stock at March 12, 2010, as well as other anti-dilutive converted Black & Decker stock options.
8. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:
Item (L): Reflects adjustments to cash relating to the following:

(in millions)
Cash paid to settle fractional shares	$(0.3)
Estimated repayment of certain Black & Decker long-term debt (a)	(175.0)
Proceeds from refinancing of Black & Decker’s long-term debt with commercial paper (a)	175.0

$(0.3)

(a)	See Item S below for short-term and long-term debt obligations.
Item (M): Adjustment to inventory to reflect the fair value of acquired inventory in the amount of $170.5 million and to adjust LIFO inventories to their current cost basis in the amount of $11.9. The Company’s cost of sales will reflect the increased valuation of Black & Decker’s inventory as the acquired inventory is sold, which will occur within the first year post-merger. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.
Item (N): Adjustment to eliminate Black & Decker’s historical accumulated depreciation.
Item (O): Adjustment to Goodwill as follows (in millions):

Transaction goodwill	$3,462.9
Eliminate Black & Decker’s historical goodwill	(1,230.0)

$2,232.9

Item (P): As of the merger date, identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all the expected future cash flows, either through the use of the relief-from-royalty method or the multi-period excess earnings method. The pro forma adjustments to intangible assets have the impact of recording the fair value of intangible assets at the merger date, and eliminating the Black & Decker historical intangible assets as follows (in millions):.

	Fair Value	Elimination	Adjustment
To record the fair value of the following identifiable intangible assets
Tradenames-indefinite-lived	$1,361.0	$(193.9)	$1,167.1
Tradenames- 14 year useful life	149.5	(4.0)	145.5

	1,510.5	(197.9)	1,312.6
Customer relationships- 16 year useful life	508.6	(51.2)	457.4
Other intangible assets- 11 year useful life	119.6	(11.9)	107.7

	$2,138.7	$(261.0)	$1,877.7

Item (Q): Adjustments to Other assets related to the following (in millions):

Write off of debt issuance costs	$(7.5)
Deferred tax asset (a)	(271.9)

$(279.4)

(a)	Refer to Item T for additional discussion of the adjustment to deferred tax assets.
Item (R): Adjustment to Accrued expenses of $16.8 million to reflect certain Black & Decker employee incentive related amounts that became payable as a result of the merger pursuant to the terms of the existing change-in-control contractual arrangements.
Item (S): Adjustment to Short-term and Long-term debt related to the following (in millions):

Estimated fair market value adjustment of the assumed Black & Decker debt	$111.2
Refinancing of Black & Decker long-term debt (a)	(175.0)
Unamortized debt discount	5.6

$(58.2)

(a)	Black & Decker has certain long-term debt whereby under change in control provisions this debt is required to be repaid. This amount represents the long-term debt refinanced due to such provisions through the issuance of commercial paper under Stanley’s pre-existing facility. The balance sheet impact of this commercial paper issuance of $175 million has been reflected in the unaudited pro forma condensed combined balance sheet as an increase to Short-term obligations.
Item (T): Deferred taxes were recorded for all pro forma adjustments using the Company’s best estimate of the applicable statutory rate in the tax jurisdiction where the underlying asset or liability resides. A significant portion of the deferred tax liability relates to the acquired identifiable intangible assets. Additionally, by recording these deferred tax liabilities, the net taxable position for certain tax jurisdictions was changed from a net deferred tax asset position to a net deferred tax liability position. As a result, a reclassification was made to reflect only the net deferred tax position for each tax jurisdiction. The adjustment to deferred liabilities reflects the following (in millions):

Deferred tax liability	$455.0
Other	3.0

$458.0

Item (U): Black & Decker sponsors defined benefit pension plans in the U.S., and various other countries, as well as a post-retirement medical plan in the U.S. The adjustment to increase the Black & Decker post-retirement benefit liabilities is comprised of changes in mortality assumptions, plan experience and an enhancement of an executive retirement plan stemming from contractual change in control provisions. The elements of the adjustment are as follows (in millions):

Adjustment for actuarial experience loss and conforming mortality assumptions (a)	$38.7
Adjustment to the executive retirement plan resulting from the change in control	26.2

Total adjustment to defined benefit pro forma liability at January 2, 2010	$64.9

Item (V): Adjustment to Common Stock to reflect the merger consideration, at par, and to eliminate Black & Decker’s historical common stock, at par, as follows (in millions):

Issuance of Stanley common stock based on exchange ratio of 1.275 shares for each share of Black & Decker common stock and other	$196.7
Eliminate Black & Decker’s historical common stock	(30.8)

$165.9

Item (W): Adjustment to Additional paid-in capital to reflect the following (in millions):

To record merger consideration at fair value	$4,656.2
Fractional shares	(0.3)
Par value of merger consideration recorded within common stock (a)	(196.7)
Eliminate Black & Decker’s historical additional paid-in capital	(119.1)

$4,340.1

(a)	See Item (V) above.
Item (X): Adjustment to eliminate Black & Decker’s historical retained earnings.
Item (Y): Adjustment to eliminate Black & Decker’s historical Other shareowners’ equity which was comprised of accumulated other comprehensive loss.